Exhibit 107
Calculation of Filing Fee Tables
Form S-4
(Form Type)
The Boeing Company
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Debt	6.259% Senior Notes due 2027	Rule 457(o)	—	—	$1,000,000,000	0.00015310	$153,100

	Debt	6.298% Senior Notes due 2029	Rule 457(o)	—	—	$1,500,000,000	0.00015310	$229,650

	Debt	6.388% Senior Notes due 2031	Rule 457(o)	—	—	$1,000,000,000	0.00015310	$153,100

	Debt	6.528% Senior Notes due 2034	Rule 457(o)	—	—	$2,500,000,000	0.00015310	$382,750

	Debt	6.858% Senior Notes due 2054	Rule 457(o)	—	—	$2,500,000,000	0.00015310	$382,750

	Debt	7.008% Senior Notes due 2064	Rule 457(o)	—	—	$1,500,000,000	0.00015310	$229,650

Fees Previously Paid				—		—		—

Carry Forward Securities

Carry Forward Securities	—					—		—

	Total Offering Amounts					$10,000,000,000		$1,531,000

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$1,531,000

(1)	Represents the aggregate principal amount of the applicable series of notes to be offered in the exchange offer to which the registration statement relates.